Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QNITY ELECTRONICS, INC.

Qnity Electronics, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2024 under the name Novus SpinCo 1, Inc.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted by the Company in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as it now exists or hereafter may be amended, the “DGCL”) and has been approved by the requisite vote of the stockholders of the Company in accordance with the provisions of Section 228 of the DGCL.

THIRD: The text of the original Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Company is Qnity Electronics, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWERS

(A) Subject to Section (B) of this Article III, the purpose of the Company is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. Subject to Section (B) of this Article III, the Company shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

(B) Notwithstanding anything to the contrary in Section (A) of this Article III or otherwise in this Certificate of Incorporation, in no event shall the Company or the Board of Directors of the Company (the “Board of Directors”) have the power to take, attempt to take, or take any action, directly or indirectly, to challenge, breach, question, dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene (including as to the validity, enforceability, legality, existence or effectiveness of any person or its status as a stockholder (including the holder of any shares of Preferred Stock (as defined below)), any such stockholder’s ownership of any capital stock of the Company, any purpose, governing agreement or organizational document of such stockholder, or any action taken or not taken by such stockholder pursuant thereto related to) (1) the rights of DuPont de Nemours, Inc., a Delaware corporation (including any successor thereto, “DuPont”), or any holder of any shares of Preferred Stock, or (2) the obligations of the Company, in each case and as applicable, as set forth in (i) that certain Power of Attorney to be executed by the Company on behalf of itself and its subsidiaries (and its and their past, present and future affiliates) on November 1, 2025, the form of which is attached as Exhibit A hereto (the “Power of Attorney”), (ii) Section (A) or Section (B) of this Article III, (iii) Article IV, (iv) Section (A) or Section (B) of Article V, (v) Article VIII, (vi) Article IX or (vii) Article X. Any event or action taken in violation of such notice requirement, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.

ARTICLE IV

CAPITAL STOCK

(A) Classes of Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 1,001 shares. The authorized capital stock is divided into (x) 1,000 shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and (y) one (1) share of preferred stock, having a par value of $1,500,000.00 per share (the “Preferred Stock”).

(B) Preferred Stock.

1. Shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by the DGCL, to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock out of the authorized but unissued shares of Preferred Stock and with respect to each such series to fix, by filing a certificate of designation pursuant to the DGCL setting forth such resolution or resolutions and providing for the issuance of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, without limitation, the determination or fixing of the following:

(i) the designation of such series;

(ii) the number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii) the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Company, and whether such dividends shall be cumulative or non-cumulative;

(iv) whether the shares of such series shall be subject to redemption by the Company, in whole or in part, at the option of the Company or of the holder thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

(v) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Company or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchanges;

(vii) the extent, if any, to which the holders of shares of such series shall be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

(viii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(ix) the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, the Company.

3. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law and the terms of any other series of Preferred Stock.

4. Notwithstanding anything in this Certificate of Incorporation to the contrary, the Company shall disregard any vote, consent or waiver purported to be submitted by any holder of Preferred Stock to the extent that such vote, consent or waiver violates or is inconsistent with any purpose, governing agreement or organizational document of such holder.

(C) Common Stock. All shares of Common Stock of the Company shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges. Except as otherwise provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock, the terms of any series of Preferred Stock or the DGCL, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor and shall have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

ARTICLE V

BOARD OF DIRECTORS

(A) Power of the Board of Directors. Subject to Section (B) of this Article V, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, but in each case subject to Section (B) of this Article V, the Board of Directors shall be expressly authorized to:

1. determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Company;

2. establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and

3. exercise all such powers and do all such acts as may be exercised by the Company, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the Bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”).

(B) Limitations. Notwithstanding anything to the contrary in Section (A) of this Article V or otherwise in this Certificate of Incorporation, in no event shall the Company or the Board of Directors have the power to take, attempt to take, or take any action, directly or indirectly, to challenge, breach, question, dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene (including as to the validity, enforceability, legality, existence or effectiveness of any person or its status as a stockholder (including the holder of any shares of Preferred Stock (as defined below)), any such stockholder’s ownership of any capital stock of the Company, any purpose, governing agreement or organizational document of such stockholder, or any action taken or not taken by such stockholder pursuant thereto related to) (1) the rights of DuPont or any holder of any shares of Preferred Stock, or (2) the obligations of the Company, in each case and as applicable, as set forth in (i) the Power of Attorney, (ii) Section (A) or Section (B) of Article III, (iii) Article IV, (iv) Section (A) or Section (B) of this Article V, (v) Article VIII, (vi) Article IX or (vii) Article X. Any event or action taken in violation of such notice requirement, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.

(C) Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by a vote of a majority of the entire Board of Directors (or a sole remaining director).

(D) Term. Except for the terms of such additional directors, if any, elected by the holders of any series of Preferred Stock, each director shall be elected to serve a term expiring at the next annual meeting of stockholders following the director’s election. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until a successor shall be elected and qualified or until his or her earlier death, resignation, disqualification or removal.

(E) Vacancies. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders, until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.

(F) Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any director or the entire Board of Directors may be removed from office with or without cause, in each case only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

(A) Limitation of Liability of Directors and Officers. A director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL. No amendment, repeal or modification of this Article VI shall apply or have any adverse effect on any right or protection of, or any limitation of the liability of, any person entitled to any right or protection under this Article VI existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(B) Indemnification. Directors, officers, employees and agents of the Company may be indemnified by the Company to the fullest extent as is permitted by the laws of the State of Delaware as it presently exists or may hereafter be amended and as the Bylaws may from time to time provide.

ARTICLE VII

STOCKHOLDER ACTION

(A) Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Company may be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of Preferred Stock.

(B) Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Company: (1) may be called by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, upon motion of a director, and (2) shall be called by the Chairperson of the Board of Directors or the Secretary of the Company upon a written request from stockholders of the Company holding at least fifteen percent of the voting power of all the shares of capital stock of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with such procedures for calling a special meeting of stockholders as may be set forth in the Bylaws, as may be amended from time to time.

ARTICLE VIII

AMENDMENT OF BYLAWS

(A) Amendment by the Board of Directors. In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, modify, supplement, repeal or adopt the Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

(B) Amendment by Stockholders. In addition to any requirements of the DGCL (and notwithstanding the fact that a lesser percentage may be specified by the DGCL), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Company to amend, alter, change, modify, supplement, repeal or adopt any Bylaws.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

(A) The Company hereby reserves the right at any time and from time to time to amend, alter, change, modify or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

ARTICLE X

PERCENTAGE BASED LIABILITIES

(A) DuPont has and shall have, on behalf of the Company and its subsidiaries (and its and their past, present and future affiliates) (for which DuPont has and shall have power of attorney), and the Company, on behalf of itself and its subsidiaries (and its and their past, present and future affiliates) hereby irrevocably grants to DuPont, coupled with an interest, sole and exclusive authority to (1) commence, notice, prosecute, manage, control, conduct, administer, handle, manage, defend (or assume the defense of), litigate, arbitrate, mediate, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any agreement or contract (including agreements or contracts with third parties) related to such Percentage Based Liabilities (as defined below)) with respect to any action or third party claim related to, arising out of or resulting from any Percentage Based Liability; (2) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine all matters whatsoever with respect to any insurance claims or any other matters under or relating to any insurance policies (whether any such insurance policy is in existence or in effect, prior to, at or following 12:03 a.m., New York City Time, on November 1, 2025) related to, arising out of or resulting from any Percentage Based Liability; and (3) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine claims against third parties who have agreed to indemnify the Company or its subsidiaries, DuPont or its subsidiaries, or any of their respective past, present or future affiliates, against any indemnifiable losses or other liabilities related to, arising out of or resulting from any Percentage Based Liability, in each of clauses (1), (2) and (3), including any action or third party claim related to, arising out of or resulting from (i) any alleged liability that, if determined to be true, would constitute a Percentage Based Liability, and (ii) any other liability that DuPont believes in good faith would constitute a Percentage Based Liability, in each case, until such time as an arbitral tribunal validly appointed in accordance with any such contract between DuPont and the Company regarding disputes related to such Percentage Based Liability finally determines that such liability does not constitute a Percentage Based Liability. For the avoidance of doubt, the consent of the Company or its subsidiaries shall not be required in respect of the matters or actions (or inactions) set forth in this Section (A) of this Article X.

(B) For purposes of this Article X, “Percentage Based Liabilities” shall mean any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any law, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental entity and those arising under any contract or agreement or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto, agreed in writing by the Company and DuPont to be borne economically by each of the Company and DuPont on a percentage basis, whether via assignment, assumption, allocation or otherwise.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation.

QNITY ELECTRONICS, INC.

By:	/s/ Jon Kemp
Name: Jon Kemp
Title: Authorized Officer

Exhibit A

POWER OF ATTORNEY

[See attached].

POWER OF ATTORNEY

Reference is made to that certain Separation and Distribution Agreement, dated as of November 1, 2025, by and between DuPont de Nemours, Inc., a Delaware corporation (“RemainCo”), and Qnity Electronics, Inc., a Delaware corporation (“ElectronicsCo”) (as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time, the “SDA”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the SDA.

1.

ElectronicsCo, on behalf of itself and the other members of its Group (and its and their past, present and future Affiliates) (collectively, the “ElectronicsCo Grantors”), does hereby irrevocably constitute and appoint RemainCo as each ElectronicsCo Grantor’s true and lawful attorney-in-fact, with full power of substitution, in each ElectronicsCo Grantor’s name, place and stead, to:

(a)

(i) commence, notice, prosecute, manage, control, conduct, administer, handle, manage, defend (or assume the defense of), litigate, arbitrate, mediate, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any Contract (including Contracts with third parties) related to Legacy Liabilities) with respect to any Action or Third Party Claim related to, arising out of or resulting from any Legacy Liability; (ii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine all matters whatsoever with respect to any insurance claims or any other matters under or relating to any Policies (whether any such Policy is in existence or in effect, prior to, at or following the time of the Distribution) related to, arising out of or resulting from any Legacy Liability; and (iii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine claims against third parties who have agreed to indemnify any members of the ElectronicsCo Group, the RemainCo Group, or any of their respective past, present or future Affiliates, against any Indemnifiable Losses or other Liabilities related to, arising out of or resulting from any Legacy Liability, including any claims against third parties pursuant to the indemnification provisions of the Prior Transaction Agreements, in each of clauses (i), (ii) and (iii), including any Action or Third Party Claim related to, arising out of or resulting from (A) any alleged Liability that, if determined to be true, would constitute a Legacy Liability, and (B) any other Liability that RemainCo believes in good faith would constitute a Legacy Liability, in each case, until such time as an Arbitral Tribunal finally determines (in accordance with Article X of the SDA) that such Liability does not constitute a Legacy Liability pursuant to the SDA; and

(b)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of the ElectronicsCo Grantors, it being understood that the documents executed by such attorney-in-fact on behalf of any of the ElectronicsCo Grantors pursuant to this power of attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in the sole discretion of such attorney-in-fact.

TERM AND TERMINATION

2.

This power of attorney shall commence on the date of execution. This power of attorney is coupled with an interest and shall also be irrevocable, continuously valid and survive and not be affected by any ElectronicsCo Grantor’s insolvency or dissolution. Nothing herein is intended to revoke any power of attorney previously granted by any ElectronicsCo Grantor.

DISPUTE RESOLUTION

3.

In the event of a controversy, dispute or Action between RemainCo and ElectronicsCo arising out of, in connection with, or in relation to this power of attorney or any of the matters set forth herein, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including, but not limited to, any question of the Arbitral Tribunal’s jurisdiction, the existence, scope or validity of this arbitration agreement or the arbitrability of any claim, shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X of the SDA.

GOVERNING LAW

4.

The parties hereto agree that this power of attorney and the powers granted herein are governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and permitted under the relevant provisions of the Delaware General Corporation law, including Del. Code Ann. tit. 8, § 122, §141, and all other applicable laws that authorize the creation, delegation and enforcement of powers of attorney for commercial and corporate purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, ElectronicsCo, on behalf of itself and the other members of its Group (and its and their past, present and future Affiliates), has caused this power of attorney to be executed, effective as of this 1st day of November, 2025.

QNITY ELECTRONICS, INC.

By:
Name:
Title:

Acknowledged and Agreed:

DUPONT DE NEMOURS, INC.

By:
Name:
Title:

IN PRESENCE OF:

State of Delaware County of_______.

This instrument was acknowledged before me on ____ (date) by ____________ (name(s) of person(s)) as ______________ (type of authority, e.g., officer, trustee, etc.) of _______________ (name of party on behalf of whom the instrument was executed).

Signature of notarial officer

(Seal, if any)
Title (and Rank)
My commission expires:__________